Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

David Mossberg, Investor Relations

Randy Fields, Chief Executive Officer

Todd Mitchell, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Andrew Gundlach, First Eagle

Will Hamilton, Manatuck Hill Partners

Walter Schenker, MAZ Partners

Jon Evans, SG Capital

Steve Bell, Private Investor

P R E S E N T A T I O N

Operator:

Ladies and gentlemen, thank you for standing by.  Good day, and welcome to the Park City Group First Quarter 2017 Earnings Call.  Today’s conference is being recorded.

At this time, I would like to turn the conference over to Dave Mossberg, Investor Relations.  Please go ahead.

David Mossberg:

Thank you, Paula.  Before we begin, we will be referring to today’s earnings release, which can be downloaded from the Investor Relations section of the Company’s website at parkcitygroup.com.  I also want to remind everyone that this conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are based upon the current beliefs and expectations of Park City Group’s Management and are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements.

Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Park City Group does not assume any obligation to update the information contained in this call.

Our speakers today will be Randy Fields, Park City Group’s Chairman and CEO; and Todd Mitchell, Park City Group’s CFO.  Todd?

Todd Mitchell:

Good afternoon, everybody.  It was a great quarter for us.  Not only were we able to exceed our internal targets for both revenue and profitability, both came in at record highs for the Company.  We believe this clearly demonstrates both acceleration in the business and the operating leverage inherent in our business model.

Revenue; fiscal first quarter revenues grew 36% to $4.2 million from $3.1 million a year ago.  This was the highest quarterly revenue ever and the highest quarterly growth rate ever.  Record topline results were driven by progressively stronger momentum at ReposiTrak.  We believe we have passed an inflexion point and it is becoming the increasingly dominant food safety platform.

Given the momentum that we saw in fiscal first quarter and continue to see, we are increasingly confident that we will not only meet but likely exceed the goals we articulated in our fiscal 2016 earnings call with regards to growth in both connections and total revenue.

Profitability; fiscal first quarter net income was $614,000.  This was 15% of total revenue in the quarter, and I would note, nearly as high as the Company’s net income for all of fiscal 2016.  I also think it’s worth pointing out that when compared to a loss of $407,000 in the first quarter of fiscal ‘16, we turned $1.1 million in incremental revenue into a $1 million-plus swing in net income.

Some of this clearly reflects our ability to leverage investments and infrastructure which we were just completing a year ago.  Some of it is an indication of the relatively high contribution margin of our newer growth businesses.  Looking out over the remainder of fiscal ‘17, we continue to expect to see profitability scale materially.

Expenses; total operating expenses were $3.5 million in the fiscal first quarter, flat with a year ago.  By components, cost of services was basically flat in fiscal first quarter at $1.2 million.  Within cost of services there were no real material changes in the components, headcount was flat, infrastructure support was also unchanged.  Going forward we expect cost of services to increase at a modest pace in relation to revenue growth and to continue to fall as a percentage of total revenue.

Sales and marketing fell 17% in the first quarter to just under $1.2 million from $1.4 million a year ago.  This improvement was due to lower cost in all components.  This reflects both the shift in our overall business mix towards ReposiTrak and ReposiTrak’s momentum being increasingly organically driven by its own network effect.

Going forward, we expect sales and marketing expense to continue to fall as a percentage of revenue as we transition our supply chain business model to lower touch application sales and as we expect to continue to benefit from increased market awareness about ReposiTrak’s strong value proposition.

General and administrative expenses rose 32% in the first quarter to $1 million from about $770,000 a year ago.  This increase included a laundry list of things.  But the biggest component, about two thirds of the total increase, was personnel and travel expenses, some of which was one-off and some of which was timing.

We also raised our bad debt accrual to keep in line with higher revenue levels.  Going forward, we expect this number to stabilize in absolute dollars and fall as a percentage of total revenue.  Lastly, G&A was $117,000 in the quarter, which was slightly lower than a year ago, which reflects replacing some ageing equipment with operating ones.

Cash, cash flow and liquidity; we ended the first quarter with $11.4 million in cash.  Cash flow trends will scale with profitability.  We continue to expect to generate positive free cash flow in fiscal 2017.

That concludes my review of the financials for the first quarter.  Now, I’ll turn the call over to Randy for some more exciting qualitative updates.

Randy Fields:

I don’t know that mine are more exciting, Todd, but thank you.  Okay, so, first let’s talk about this quarter’s result; yes, it was a great quarter and yes it’s going to be a great year.  The truth is, all of us should be thanking the team because they executed literally beautifully.  We continue to see at the level of our customers’ results that our focus on taking care of them is in fact now paying off for us, they’ve done a wonderful job.  So, thank you to the whole team.

If you remember, we said at the end of fiscal 2016, that growth would accelerate significantly in fiscal ‘17 and it has.  We also said profitability would scale materially and it did.  So, our strong first quarter results really were driven first and foremost by continued very strong momentum for ReposiTrak.  ReposiTrak’s contribution to total revenue in the quarter was up several hundred percent from a year ago.

This momentum was underpinned by several high-profile wins in the quarter, some of which included the best known names in the industry from a retail and a wholesale perspective.  This brought our total number of ReposiTrak hubs to about 31 from 15 about a year ago, although please note that going forward as we go deeper and deeper into the supply chain that we will be adding more and more hubs, many of which will be smaller.

So, it means that the way to calculate how we’re doing based on hubs will become less meaningful going forward.  We obviously feel really good about the prospects that ReposiTrak has looking out.  We noted in our last call, ReposiTrak has passed that inflexion point with regard to both market acceptance as the industry standard, and frankly, its attractiveness to users of combined-space products.

Industry concerns about food safety and compliance continue to rise.  It’s creating a greater and greater sense of urgency among industry executives.  It’s important to note that the government remains terribly concerned about issues around food safety; the Department of Justice continues to press on this.  Note well, that the criminal investigation into Dole and Chipotle continue and the DoJ has made it perfectly clear that they intend to prosecute companies that create food safety problems.

Just an observation and something that we see as we now scale into the thousands and thousands of connections between retailers, wholesalers and suppliers; we’re seeing a significant number of participants in the supply chain that either cannot or will not become compliant.  We think this is a problem for the industry and it may represent an interesting opportunity ultimately for us.  We hope to monetize; we’ll talk more about that toward the end of this fiscal year and into next year.

But overall, we continue to demonstrate to our customers that we are the only truly comprehensive, inexpensive, underline inexpensive, and effective solution that deals with the kinds of problems that they face today.  As a result, our pipeline of new hubs continues to grow.  Obviously we’re not satisfied.  We’re certainly not standing still.  We’re continuing to roll-out new applications and features that further differentiate our offering and we believe definitely enhance our value proposition to our customers.  We’re aggressively expanding our offering deeper now into that supply chain.  I think we can very clearly see our path from where we are to an excess of 100,000 connections and I’ll come back to that in a little bit.

ReposiTrak though, was not the only bright spot in the quarter.  Growth in our supply chain business is also accelerating.  Our goal of fully converging the two businesses, is coming along and the growth in revenue and supply chain reflects that success.  We continue to see super expansion opportunities for us across the business.  In fact, several of our fastest growing accounts are also our largest.  Indeed, it’s reasonable to say two of our very biggest accounts are going to grow in excess of 50% this year.  The clear implication is that we have plenty of headroom in our supply chain world and convergence of the two businesses will provide lots of opportunities for us going forward.  I think it’s important that we remember that the more that Amazon pinches the world of physical retailing, the more attractive that our supply chain offering become to those physical retailers.

So, on to the outlook for the whole year.  We’re confident, we’re excited about the year that remains.  Although I think it’s important to note that the 36% top-line growth in the first quarter, we’re beginning to push to that point where we’ve got to make sure that we continue to deliver on our customer promise, enabling the kinds of success and results that we’re used to delivering.  So, we’re watching it ever more closely.

Remember, we have a deep cultural commitment to our customer’s success.  Honestly, that trumps—sorry for the use of the word here—that trumps everything else that we do.  The other people in the room are laughing.

Okay.  As I’ve said before about a billion times, we’re not a quarterly Company.  Having said that, though, this year is going to be superb.  We’re confident that we’ll generate the highest level that we’ve ever seen in terms of our annual growth of revenue, and importantly we will see a continued mark in expansion as we leverage that infrastructure that we put in place over the last couple of years.  It should definitely translate into double-digit net income margins and free cash flow continuing to accelerate going forward.

So, now, let’s take a look further out, get a five-year view if we can.  We’re clearly capitalizing on ReposiTrak’s momentum and we’re going to implement a strategy to drive this five-year vision.  ReposiTrak has become the dominant compliance platform in the food industry.  Our market opportunity here is substantial and we’re moving aggressively to fine-tune our sales and marketing strategies to further capitalize on the opportunity.

I think it’s important to note since we’ve talked about this a lot, that we’ve now built a Company that should scale relatively easily and quickly.  We’ve done a lot, it’s not that we can put this on automatic pilot, we pay a lot of attention to what we do in taking care of our customers, but I think going forward, the scaling now will become both quicker and easier for us.

In addition, it’s important to remember that the industry needs not just an effective solution for compliance management but it also needs a low-cost and effective solution, and that’s exactly what we are.  There are literally hundreds of thousands of suppliers and supply chain relationships that could be connected.  We now see a clear path to more than 100,000 connections in the not too distant future.  When I talk about a 100,000, it’s important to remember that just a couple of years ago, we were counting our connections first in the hundreds, then in the thousands; now we’re counting them in the tens of thousands and we have a view to hundreds of thousands.  I’m proud of the team for being able to execute against that kind of growth and simultaneously actually improving our customer results.  My hat’s off to them.  They work hard, they’re tremendous and they produce some incredible result for our customers and now we believe for the shareholders.

ReposiTrak is obviously the core driver right now but it’s only part of our business strategy as we look out.  As we indicated, our supply-chain business is generating robust growth in its own right and we remain confident that we can continue to grow overall revenues at a rapid pace for a prolonged period.  It’s honestly constrained only by our ability to maintain our superb execution focused on our customers’ results.

Our growth should translate into significant margin expansion and even more rapid earnings level.  With this earnings growth we expect much higher levels of free cash flow and honestly, if you think about the importance of that, more cash on the balance sheet gives our customers ever more comfort.  As we address larger and larger customers and they recognize they’re making long-term commitments to us, additional cash on the balance sheet generated internally will be very important to them.

So, if we go back and we review what we said at the end of ‘16, when we looked at some goals for ‘17, we set out five goals.  Let’s review them.  We said we would bring suppliers on much faster.  We said we would see an acceleration of top-line growth.  We said we would have our first $4 million revenue quarter.  We said we’d have our first $5 million revenue quarter and we would have our first $1 million net income quarter.

Well, as I count, it looks to me to like we got three of the five done in the first quarter and that isn’t too bad.  So, obviously I think we can now say with a level of confidence that fiscal ‘17, we’ll see revenue growth in the range of 30% and net income this year will be in the millions.  So, we’re excited about how we’re doing, we hope you feel the same way.  The team has done enormously valuable job for the customers and frankly now for the shareholders.  In short, it’s a great time to be Park City Group.  Thank you.  Few questions.

Todd Mitchell:

Paula, can you open the floor for questions please.

Operator:

If you would like to ask a question please press star, one on your touchtone telephone.  Also if you are using a speakerphone please make sure your mute button is disengaged to allow your signal to reach our equipment.  Once again it is star, one at this time for any questions.  We will pause to give everyone the opportunity to signal.  Once again that is star, one at this time for questions.

We’ll take our first question from Andrew Gundlach with First Eagle.

Andrew Gundlach:

Good morning.  Sorry.  Good afternoon, Randy and Team.  Thanks for the upbeat comments.  The quick question I have is with respect to the revenues and the quarter and the accounts receivables.  Can you just explain when you see that coming in as cash?

Randy Fields:

Yes.  It is fair to say that the more business you do as we are now with retailers—notice we have made it a shift from wholesalers to retailers—retail is a little bit slower pace so we’re going to see a build-up in receivables but that should, we would argue, peak along with the growth in revenues that we’re getting.  So, by the end of the year it will kind of unwind itself and come back to cash.

Andrew Gundlach:

Got it.  So, do you see a—the bigger picture question is, as your business ramps, do you see yourselves needing to invest a larger historical percentage in receivables to match the growth or not?

Randy Fields:

I think at this point it’s fair to say that it’s more likely to be kind of one-time and that by the end of this year as we make a shift from wholesalers to retailers as the dominant growth engine, if you will, it’s pretty much a one-time shift.  So, we don’t see that—we don’t see a need to keep investing in it.

Andrew Gundlach:

Okay.  Great.  Well, congratulations on the progress.

Randy Fields:

Thank you.  Thanks, Andrew.

Andrew Gundlach:

Thanks.

Operator:

Moving on.  Next we’ll go to Will Hamilton with Manatuck Hill Partners.

Will Hamilton:

Hi.  Good afternoon, guys.  I don’t know if I missed this, but did you say how many connections you added for ReposiTrak?

Randy Fields:

No, but it’s many thousands.

Will Hamilton:

Many thousands.

Randy Fields:

Will, that’s one of those numbers that’s somewhere between—I’m only kidding.  No, we deliberately actually didn’t say.

Will Hamilton:

So, okay, you’re not going to continue providing that?

Randy Fields:

Well, we probably just won’t do it quarterly.  But what we did say was for the full year, if you remember, we were 10, we said we’d roughly double so that by the end of the fiscal year we would be at 20.  What Todd indicated was that we felt that that was now a conservative number.

The reason for not doing it is, because we’re not a quarterly business.  I really don’t want to take numbers for one quarter and then the next quarter is higher or lower.  It just creates a poor metric, we think.  So, yes, we will be reporting on it but we’re well on our way to making sure that we’re going to be north of adding 10,000 connections for the year.

Will Hamilton:

Okay.  Yes.  I understand the quarterly guidance, it’s just good to see your, maybe, range.

Randy Fields:

You can probably assume from our not mentioning it that it was higher than we expected.  We just don’t want to reset expectations yet.

Will Hamilton:

Okay.

Randy Fields:

That’s a reasonable interpretation of our not speaking to it.

Will Hamilton:

Right; and what about in terms of breaking down the revenue between ReposiTrak and the supply chain?

Randy Fields:

Yes.  We’re not going to be doing that, and there is a whole bunch of customer-driven reasons for not doing it.  So, we’re really just reporting from this point forward, especially since we’re passed that pro forma thing from last year of just reporting revenue.  We’ll try and give some indications as to what it looks like.  But we will not be breaking it out.

Will Hamilton:

Will it be in the K possibly?

Randy Fields:

No.

Will Hamilton:

No, so not at all?

Randy Fields:

No.

Will Hamilton:

Okay.  All right.  Last question just as it relates to gross margins.  Year-over-year up nicely, sequentially down just a little bit.  Despite the uptick in—is that mix between supply chain and ReposiTrak, I’m just wondering a little bit, or some investment in on-boarding?

Randy Fields:

I think you won’t like the answer to this.  It’s not even a number that internally we track.  The reason is, it’s an artifact of the accounting under GAAP, is the best way to put it.  Our business model is—we’re a largely fixed cost business with a variable cost associated with sales and sales commissions.  That’s how we think about it.  So, what happens from an accounting perspective is you’re really apportioning cost against things like costs of goods sold and that, it’s just—I wish GAAP didn’t work that way, I’m not sure that it’s helpful.

So, I think you should—if I were an outsider looking in, we always try and say, here is how Management sees it.  We really look at our expense line because it’s so largely a fixed number.  As I think Todd alluded to, that number through the year, although it was only up I think 1% over last year, it will climb during the year in dollars.  But the growth rate of the top-line is such that even though it will grow in dollars, it will fall as a percentage of sales.  It’s just a lousy metric and it has nothing to do with us, it’s really just how GAAP makes you do it.

Will Hamilton:

Okay.  Last question from me, you announced ever since—of course, it’s a nice win—I mean, is that a sign at all that you’re starting to get the attention of some of these larger grocers versus in the past you were tackling some of the wholesalers before, and while that’s still important, does that mean we could expect some other large grocers to come on-board in the next six or nine months?

Randy Fields:

Well, let me put out a fact that we find internally very interesting.  Because we are paid by the connection, and we’re paid roughly the same per connection, the truth is a large retailer might have marginally more connections than a mid-sized retailer but it’s not huge.  So, let me give you an example.  A large retailer might have 1,500, maybe 2,000 connections, suppliers that it does business with, but a medium-sized retailer might have 80% or 85% of that number of connections.  So, going forward, the difference between a large retailer and a mid-sized retailer in terms of economic value to us won’t be huge.  It’s pretty interesting.

So, it’s not—but here is what is important about someone, like, let’s say an Albertsons.  There are companies in the industry that you’d have to be an insider to go, oh, they are thought leaders, they are more important than their size because people pay attention to what they do.  So, we’ve been very successful with what I call thought leaders in the industry.  We remain very close to the industry and the industry problems, so although it’s a great feather in our cap to get someone like let’s say an Albertsons, economically the difference between an Albertsons and a mid-sized retailer is not enormous.  So, from a shareholder perspective, it’s less important than it would appear.  Is that helpful?

I know that’s your second-to-last question, do you have a third-to-last question?

Will Hamilton:

Yes, one more, because I don’t want to give too much love to ReposiTrak.  I want to give a little bit of love to the supply chain here.  Just, you mentioned accelerating growth there.  Are we talking mid-teens type growth, and if you’d just elaborate a little bit more of what you’re seeing in terms of the catalyst behind that, what’s driving the re-acceleration there?

Randy Fields:

Well, the largest driver, as I mentioned, is two of our largest accounts are going to grow at near a 50% annualized rate this year.  So, even very big accounts where you would think of this as relatively fully deployed, we’re finding more and more opportunities.  So, I think—I’m not sure how to say this—I feel badly that our supply chain business is sort of a red-headed stepchild.  It’s not fair and it’s not reasonable, and etcetera.

It is now going to get tied more closely to the rest of our activities, including ReposiTrak, and that over time, I think the two growth rates will converge.  So, it will speed up and you can’t grow a Company like ReposiTrak as we are now in the hundreds of percent per year.  That will slow a bit in the out-years.  But it is perfectly clear to me that the supply chain is going to pick it up.

So, it’s doing wonderfully.  We continue to execute, honestly, brilliant.  Brilliant.  We’re really producing some tremendous results for our customers.  That’s what enables us to continue to expand our footprint within even our largest accounts.  So, again, I’m proud of the team, they’ve done a hell of a job.  Going forward I think we’ll get more out of the supply chain business.

Okay, let’s go on.

Operator:

Once again it is star, one at this time for questions.

Moving on, we’ll go to Walter Schenker with MAZ Partners.

Walter Schenker:

Thank you.  Randy, even you never suggested that you would be the only person in food safety but expected there to be multiple competitors.  Could you just give us some sense as you accelerate the growth and you pick up some big people, such as an Albertsons, sort of how they, on a competitive basis, made this decision?  Whether it was bake-off?  Whether there were two or three people with competing systems?  It doesn’t have to be—you don’t have to name which accounts it is, but just sort of get a better sense on how your customers are making their decision?

Randy Fields:

Yes.  That’s interesting, that’s a terrific question.  Let me tell you what I know, and this is completely full disclosure.  We have been told by one, two, three, four of our largest customers, not in terms of revenue to us but their actual scale in the marketplace.  So, four of our largest customers have all said essentially the same thing, which is they examined every way they could think of to do what we do and they all came back and said that we were in a league all by ourselves in terms of both capability and market reputation.

I’m kind of blown away by it.  You love it when your team executes, you love it when they take care of your customers.  But aren’t customers really, really like—I wish I could—I got an e-mail from one of our customers recently.  They had given a presentation on our behalf at a food safety show about ReposiTrak.  Now I’m going to—I can’t remember a direct quote but I’m going to get as close as I can.  I simply sent this man an e-mail and said, “Hi, thank you very much for speaking on our behalf,” and he said, “Randy, you should be extraordinarily proud of the team you have surrounded yourself with.  They are absolutely extraordinary, like nothing I have ever seen before.”  I was just blown away by that.  We hear that all the time.

Our people are very good, what we do is very good and I know it’s upsetting that I can’t give you better information but I can just tell you, the biggest guys in the industry, when they check us out, always come back with, wow.  You guys understate what you do.  I’ve heard that repeatedly too.

So, we stay close to the industry.  When we make mistakes, we’re all over it.  If there are competitors out there I think it’s important to realize that we’re still—and here’s something to think about that we believe to be true—that we’re very close and by the end of this fiscal year I want to be able to say definitely that we’ve now gathered enough retailers and wholesalers into our corner, that as you look down their pyramid supply chain, that we will now be able to touch every supplier that distributes food, touches food, manufactures food or grows food other than the few suppliers that are captive to a retailer.  All of those will be in our direct chain.

So, that’s the road we’re on.  I’d like to be there by the end of this year, if not certainly by the end of next year.  So, even if there is a competitor, this isn’t a case—please remember that if you have an alternative, let’s say dish versus direct TV as an example, consumers pick one or the other.

But, and it’s possible that I’m making this up, Wal-Mart will have a Wal-Mart system.  If you are a supplier that supplies Albertsons and you supply Wal-Mart, you’ll have to be on two systems.  Therefore we will get every possible connection that we could get.  But it’s also possible that another system might also get some connections.  It won’t take away from our share.  We will get every possible connection.  So, as long as we continue to focus obsessively on our customers, we will win.  It’s just that simple.

Walter Schenker:

Therefore, as you describe it, it’s based on capability and service.  No one wants to pay more, and the monthly payment is fairly low, there is no reason to believe at least for the foreseeable future you will face margin pressure from competitor pricing?

Randy Fields:

No, definitely not.  We priced—it is fair to say we are priced very low, very inexpensive.  I think I said that already three times in my presentation this afternoon.  Because we understand this industry, we almost have a pact.  It’s not an explicit pact, it’s an understanding pact, that says this is a low-margin industry, it needs not just an effective solution, it needs a cost effective solution, emphasis on cost.

So, we do this at very low rates.  I would tell you, Walter, we have many—in many cases, just had to push back against the idea of, well, you could charge more than that.  We actually have some people that are incredulous at how little we charge.  For what we do and what we charge, it’s a great value.  But the goal really is to avoid the industry having a point of view about us that they’re expensive.  They’re good, but they’re expensive.  That’s a killer.  We want people to say they’re very fair in what they charge and they’re extraordinarily effective.

Walter Schenker:

Good.  Okay.  Thank you, Randy.

Randy Fields:

You bet.  Thanks, Walter.

Operator:

Moving on, we’ll go to Jon Evans with SG Capital.

Jon Evans:

Can you just talk a little bit about the sequential increase in G&A and just kind of how you guys think about the G&A line as you go forward?

Randy Fields:

Yes.  Typically, we level up sort of with our employees in the first quarter, and it can be a high OpEx quarter for us.  I think, and as I said there was some one-time items there, there was some catch up and travel expenses.  I think going forward, G&A will probably be flat or it could even be down.  I don’t think, overall, operating expenses will be down.  But I think its component will become a smaller component of the overall mix in the coming quarters.

Jon Evans:

So, when you say flat to down, you’re talking like if I took your last year’s annual numbers, it could be flat to down G&A total-dollars, is that what you mean?

Randy Fields:

I was more thinking of flat to down sequentially over the coming quarters versus the first quarter, yes.

Jon Evans:

Okay, got it.  Then, the other question is, you talked about a $5 million revenue quarter this quarter.  Can you just help us think about the seasonality?  Is that kind of the expectation for your fourth quarter because you do have some seasonality in the business, correct?

Randy Fields:

No, actually what we said was sometime during fiscal ‘17, which ends in June, we would have a—we only have two things we have left to do to kind of keep our goals for this year intact.  One is to have a $5 million quarter, and the other is to have $1 million net income quarter.  So, we haven’t said which quarter that is.

There is some seasonality in the business, so we’re not terribly sequential.  If you go back and look at history, you’ll see we’re not terribly sequential.  There is seasonality and that’s because retailers of course have a high degree of seasonality in their business and therefore they tend not to start projects at certain times of the year.

So, don’t look for us to be sequential yet.  In a year or two we’ll be more sequential.  But sometime this year we’re going to have a $5 million quarter and we will have a $1 million net income quarter sometime this year also.

Jon Evans:

Then just a last follow-up is, I assume, and maybe this is a wrong assumption, but the timing of the Albertsons’ announcement that you have; did you receive any revenues in the quarter from Albertsons’ or do you want to disclose that?

Randy Fields:

We tend not to talk about that.  Let’s talk a little bit, though—you’ve given me a good platform and I hate to hitch-hike on it but I will.  A number of our customers do not make announcements about working with us.  It’s not about us.  There are just some that don’t see that they should.  We encourage people to do it because it helps them with the recruitment into their supply chain of their suppliers.

So, making the statement about food safety to your suppliers, if you’re a retailer or wholesaler, we think it’s a very important thing to do.  So, it is fair to say we also will add hubs that will not show up in press releases.  That’s maybe, I don’t know, 25% or 30% of them just never show up because they just don’t want to do press releases.  Nothing personal, it’s not us, they just have a general position about doing that.

Jon Evans:

Great.  Thanks for the information.

Randy Fields:

You bet, thank you.

Operator:

Moving on, we’ll go to Steve Bell, Private Investor.

Steve Bell:

Randy, Todd, congratulations on a great quarter.

Randy Fields:

Thank you, Steve.

Steve Bell:

Randy, you mentioned new apps and features that you’ve got coming here.  Can you give us a little more color on what those might be and in which, ReposiTrak or the legacy side?

Todd Mitchell:

Yes.  All over, we’ve got—it's interesting, when you have a vision of something, my life experience is the vision tends to be a little fuzzy.  It’s not quite like follow the dots, it’s better than that, but it’s not fully filled in.  We are—let me give you an example of that.  Three years ago, I never would have imagined that we would end up getting into the relationship that we’re now in with SQF.  There is a perfect example of something that now fits into the fold.  It wasn’t part of the vision, so I apologize that I’m being opaque here because I try not to be, but, Steve, it’s all over.  We’ve got some new things coming in food safety, we have some things that are—we have two more things that are coming that I think are—have the potential to be larger than our food safety business, ultimately.  We’re just not talking about it yet.  Here’s a little one, just an example; this is tiny but important.  We spend, I don’t know, I hope I’ve mentioned our customers 10 times so far, here comes number 11.  Our customers really help us and they help us not just because their references for us and they talk about us; they help us because they give us new ideas.  So, we had two of our top people go visit one of our largest customers that’s been around in ReposiTrak for three years now, two and half, three years, one of our first.  They marched us around their warehouse, one of their warehouses.  While my guys are marching around, they see some dude with a baseball cap and a funny uniform walking around and every 50 to 100 feet he stops, bends over, looks at something, takes a picture.  So, they said, what the hell is that?  Actually, they didn’t say that.  Randy would have said that.  They were probably nicer.  They probably said something like, wow, I wonder what that gentleman is doing.

What we found was that this guy is a full-time individual who goes around and inspects rodent traps and insect traps inside a food warehouse, makes perfect sense, perfect sense.  So, we figured out how to automate that.  How do we take—this company, seriously, every year uses 140,000 pieces of paper, 140,000 pieces of paper tracking, and they do this—he opens up these traps and if there is a little rodent in there—remember Randy is an animal welfare guy—so, if he sees some poor little rodent in there, he takes a mug-shot of this rodent that has to be put on file along with some piece of paper.  We’re going to end all of that.

Steve Bell:

So, that’s just one company and 140,000 pieces of paper?

Todd Mitchell:

One company and 140,000 pieces of paper.

Steve Bell:

You would basically eliminate it or make it go?

Todd Mitchell:

All gone, and there are two full-time people doing this.  We think that there is the potential for productivity improvement there.  So, when we go out and we visit with customers and we say, where does it hurt, sometimes the customer doesn’t even know where they hurt because they’re so used to doing what they do today.

I assure you they never would have thought of, well, maybe we can automate this process.  But we came back from that visit with four or five ideas around safety that will significantly improve the productivity of our customer.  Obviously, we will make money doing that.  They’ll get a tremendous payback and it can be sold to our other customers.

So, our customers help us deepen the offerings.  We have a couple of pilots going right now and some new activities that I’m not going to talk about that have, we think, very significant upside, I think.

Steve Bell:

Underlying on the pilots, would you guess 6 months, 12 months?

Todd Mitchell:

At least a year.  These are really interesting, big ideas, these are non-trivial.  This is not like a new little app, this is like just a big idea.

Steve Bell:

Okay.  Then, I guess my last question would be, you mentioned that in the legacy side of the business that is growing as well.  I’m wondering if you could give us some color as to perhaps what categories, salty, dairy, produce, but what categories are showing the most activity currently?

Randy Fields:

It’s everything.  In fact, mostly what we’re seeing is people are coming to us with, why can’t we do this category?  One of our customers has come to us and we’re going to do beach-wear.  So, there is no end to what we’re doing on the supply-chain side.  We just need somebody that’s willing to experiment with us, give us a chance to execute and see how we do.

But our hubs are increasingly innovative.  They’re increasingly willing to examine pretty fundamental business propositions about how they do business today.  If we’re right, Steve, if we’re right, five years from now, retailers will be doing business very differently than they have been doing and I think we’re going to be right in the middle of that.  Deliberately, I’m doing this.

Steve Bell:

That’s fine.  I expect that from you.  The last question I would have as far as—I know I mentioned this on last call—but possible new verticals; we’ve certainly talked about pharmacy before, you certainly mentioned transportation last quarter.  Where might things in that general area be as far as new verticals?

Randy Fields:

Well, transportation is going to happen because retailers and wholesalers will have to track stuff around their drayage.  So, that just is going to happen.  That is really won’t so much be…

Steve Bell:

Okay.

Randy Fields:

Yes, that won’t so much be a new vertical for us, as an extension of what we’re doing.  I’ve already mentioned that I continue to be disappointed in Pharma, but we’re working really hard on some interesting stuff in food service, and we’ll see.  We’ve yet to land a big one, but that’s not to say we’re not trying.  But food service has some pretty interesting potential.

Steve Bell:

Well, gentlemen.  Thank you.  Great call, and certainly a great earnings.

Randy Fields:

Thank you, Steve.

Operator:

That will conclude our and-answer session.  I’d like to turn it back to our presenters for any additional or closing comments.

David Mossberg:

Thank you all for listening, and we’re available if anybody has any follow-up questions.

Operator:

That does conclude today’s conference.  We’d like to thank everyone for their participation.  You may now disconnect.